Exhibit 99.1

CareDx Names Ankur Dhingra as New

Chief Financial Officer

SOUTH SAN FRANCISCO, Calif., March 11, 2021 — CareDx, Inc. (Nasdaq: CDNA), a leading precision medicine company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers, announced the appointment of Ankur Dhingra as the company’s new Chief Financial Officer (CFO) effective March 25, 2021. As CFO, Ankur will lead CareDx’s global finance organization including treasury, tax, and other corporate functions, and report directly to President and Chief Executive Officer Reg Seeto.

Ankur brings over 25 years of finance and accounting experience to CareDx, including a track record of success in executing and influencing growth-oriented business strategies, deploying M&A policies, scaling businesses, and managing a global team of finance and accounting professionals. He joins the company from Agilent Technologies, a global leader in life sciences, diagnostics, and applied chemical markets, where he was Vice President of Investor Relations since 2019 and, prior to that, Group CFO for Agilent’s Life Sciences and Applied Markets.

“I am delighted to welcome Ankur to CareDx. We are privileged to have such a talented professional as Ankur join us in the CFO role. We have built a strong finance team, and now we have completed the team with Ankur,” said Reg Seeto, President and Chief Executive Officer of CareDx. “His extensive financial and investor relations experience, along with a proven track record of execution, will assist in driving our business to the next level of operational growth and financial performance.”

“I’m very excited to join CareDx and contribute to the company’s mission of providing healthcare solutions along the entire transplant patient journey,” said Ankur. “It has been impressive to see CareDx scale its operations and grow during the pandemic. I look forward to working with Reg and the entire organization as the business continues to grow and scale in addressing the significant unmet medical needs of transplant patients.”

About CareDx

CareDx, Inc., headquartered in South San Francisco, California, is a leading precision medicine solutions company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers. CareDx offers testing services, products, and digital healthcare solutions along the pre- and post-transplant patient journey and is the leading provider of genomics-based information for transplant patients. For more information, please visit: www.CareDx.com.

CONTACTS:

CareDx, Inc.

Sasha King

Chief Marketing Officer

415-287-2393

sking@caredx.com

Investor Relations

Greg Chodaczek

347-610-7010

investor@caredx.com